ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (this “Agreement”) is dated as of January 16, 2008, by and among LANGUAGE ACCESS NETWORK, INC., a Nevada corporation (“Parent”), INTERIM SUPPORT, LLC, a Nevada limited liability company (“Buyer”), iBeam Solutions, LLC, a Nevada limited liability company (“iBeam”) and the individual officers and directors of Parent who have executed this Agreement below (collectively, the “Officer/Directors”). (The forgoing parties to this Agreement are sometimes referred to herein collectively as the “Parties”).

  BACKGROUND INFORMATION

I.  Parent owns 100% of the issued and outstanding Units of Membership Interest (100% of the total equity) of Language Access Network, LLC, an Ohio limited liability company (“T-LAN”).

II.  Each of the Directors, together with Michael Guirlinger (the current CEO of Parent) and James Schilling (a former director of Parent) own an equal number of units of membership interest in Buyer (each of the Directors, Michael Guirlinger and James Schilling are referred to collectively herein as the “Buyer Members”).

III.  In light of declining stock prices and the inability of Parent to sustain sufficient cash flow to meet operating expenses and payroll, majority share ownership and creditors of Parent have proposed that the Directors immediately resign as directors of Parent, and, as an accommodation to Parent, that the Buyer Members cause Buyer to purchase 100% of the units of membership interest of T-LAN (the “T-LAN Units”), together with certain assets necessary or incidental to the operations of T-LAN (as further described herein), on terms and conditions set forth in this Agreement.

IV.  Buyer is willing to purchase, and Parent is willing to sell and assign to Buyer, the T-LAN Units and the T-LAN Assets, on terms and conditions set forth in this Agreement.

  STATEMENT OF AGREEMENT

THEREFORE, in consideration of the foregoing Background Information, the accuracy of which is hereby acknowledged, and in further consideration of the mutual promises and covenants herein set forth, the Parties hereby agree as follows:

1.  Purchase and Sale.Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (defined herein), Parent shall sell and transfer to Buyer, and Buyer shall purchase and acquire from Parent, all of Parent’s right, title and interest in and to all of the T-LAN Units, together with all of the assets of Parent, T-LAN or any Affiliate thereof relating to the T-LAN business, including without limitation, all fixed assets located at the principal offices of T-LAN, 111 Rich Street, Suite 250, Columbus, Ohio 43215 (the “T-LAN Premises”), equipment, trade fixtures, contract rights, license rights, deposits, accounts receivable, intellectual property (including the trade name

“LANGUAGE ACCESS NETWORK,” work in process, and goodwill (such assets, collectively, the “T-LAN Assets”). Provided however, that the T-LAN Assets shall not include the units of membership interest of iBeam nor any assets related to iBeam which are located at iBeam’s facility, it being understood that all software or systems developed by iBeam for T-LAN shall be considered “work for hire,” shall remain property of T-LAN and shall be included in the T-LAN Assets.

“Affiliate” means: (i) any person or entity that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the person or entity specified. For purposes of this definition, control of a person or entity means the power, direct or indirect, to direct or cause the direction of the management and policies of such person or entity whether by contract or otherwise and, in any event and without limitation of the previous sentence, any person or entity owning ten percent (10%) or more of the voting securities of another person or entity shall be deemed to control that person or entity.

Notwithstanding the foregoing, the transfer of the T-LAN Units or the T-LAN Assets pursuant to this Agreement shall not include the assumption of any liability of Parent or any of its Affiliates other than T-LAN (including without limitation, iBeam) unless Buyer expressly assumes such liability pursuant to Section 2.

2.  Assumed Liabilities. As a portion of the purchase price for the T-LAN Units and the T-LAN Assets, at Closing (defined herein), and pursuant to the Assignment and Assumption Agreement attached hereto as Exhibit A, Buyer shall assume and agree to pay the following liabilities of Parent and/or T-LAN (all such liabilities enumerated in Section 2(a) - 2(bb), the “Assumed Liabilities”):

(a)  $95,000 payable to Michael Guirlinger pursuant to: (i) that certain Promissory Note issued by Parent dated May 24, 2007, in principal amount of $75,000; and (ii) that certain Promissory Note issued by Parent dated October 1, 2007, in principal amount of $20,000;

(b)  All accrued but unpaid payroll liabilities associated with T-LAN employees;

(c)  Continuing responsibilities for healthcare benefits for T-LAN employees;

(d)  All rent and parking obligations pursuant to that certain Lease Agreement for the T-LAN Premises dated April 25, 2007;

(e)  All amounts payable to Shared Technologies for hardware provided by such company, in an amount believed to be approximately $27,000;

(f)  All amounts payable to InnovateIT for hardware provided by such company, in an amount believed to be approximately $35,000;

(g)  All amounts payable to AT&T for T-1 lines for December 2007, in an amounts believed to be $27,000, and for AT&T equipment in the amount roughly of $21,000;

(h)  All amounts payable to AT&T for normal phone and fax lines for the office, in amounts believed to be approximately $1,033.33;

(i)  All amounts payable to Jerry Tishkoff/Tishkoff Enterprises for commissions on account of T-LAN sales activities;

(j)  All amounts payable to Clary Communications for MARTTI logo and trademark work, in an amount believed to be $10,000;

(k)  Ordinary course liabilities associated with copiers, hosting, UPS, utilities, at T-1 lines for T-LAN’s business;

(l)  All payment obligations to Focus Business Solutions, LLC solely for accounting and financial reporting services associated with T-LAN from and after Closing;

(m)  Severance obligations to employees of T-LAN (and or employees of Parent on account of T-LAN service providers);

(n)  Any and all agreements or contracts entered into with C2D, believed to be approximately $720.00;

(o)  Capital One believed to be approximately $7,300.22;

(p)  Capitol Office Supply believed to be approximately $308.49;

(q)  Global Solutions Installation believed to be approximately $400.00;

(r)  Laurence E. Sturtz believed to be approximately $145.70 for travel expenses;

(s)  OneVision Solutions believed to be approximately $1,140.70;

(t)  Via Language believed to be approximately $4,600.00;

(u)  VSGI believed to be approximately $20,482.97;

(v)  Yankovich & Associates believed to be approximately $1,230.00;

(w)  Any and all agreements or contracts entered into with Radiant Technologies;

(x)  Any and all agreements or contracts entered into with SLA, believed to be approximately $4,500 per month;

(y)  Any and all agreements or contracts entered into with any sub-contractors for interpretation services;

(z)  Any and all agreements or contracts entered into with any companies for 800 numbers;

(aa)  Atlas Blueprint Supply believed to be approximately $54.00; and

(bb)  All other T-LAN liabilities or obligations that relate to past support or ongoing support for the operations and/or equipment of T-LAN not enumerated above or specifically delineated as “Retained Liabilities” in Section 3 of this Agreement.

3.  Retained Liabilities. The following liabilities shall be retained and paid by Parent, and shall not be part of the Assumed Liabilities (such liabilities, collectively, the “Retained Liabilities”):

(a)  All amounts payable to Parent, T-LAN or third parties by iBeam, in amounts believed to be approximately $9,000;

(b)  All liabilities associate with iBeam Solutions, LLC., believed to be approximately $800,000

(c)  All amounts payable on account of Convertible Debentures or other securities issued by Parent, in amounts believed to be approximately $1,800,000;

(d)  All amounts payable by Parent or its Affiliates to the following third parties:

(i)  Legal fees and expenses payable to Squire Sanders & Dempsey, LLP, in an amount believed to be approximately $118,000;

(ii)  J&J Consulting, in an amount believed to be approximately $6,000;

(iii)  Moore & Associates, in an amount believed to be approximately $6,500;

(iv)  Standard & Poor’s, in an amount believed to be approximately $3,500, together with ongoing Blue Sky fees to Standard & Poor’s in connection with Parent’s listing therewith;

(v)  Legal fees and expenses payable to Cane Clark law firm, in an amount believed to be $25,500 as of December 6, 2007;

(vi)  Business Wire, in an amount believed to be approximately $445 as of December 12, 2007;

(vii)  CEO Cast, with respect to an Agreement dated December, 2007, providing for payments in the amount of $5,000 per month; and

(viii)  Focus Business Solutions for accounting and financial reporting work provided by it prior to Closing, in amounts believed to be $5,125.

4.  Employees.Buyer shall have the right, but not the obligation, to offer to hire any persons who are both employees of Parent or T-LAN (but not employees of iBeam) who are primarily assigned to T-LAN operations as of the Closing Date or at any time subsequent thereto.

5.  Consideration. As the complete and sole consideration payable to Parent by Buyer for Buyer’s purchase of the T-LAN Units and the Assets, Buyer shall:

(a)  Cancel all indebtedness of Parent pursuant to that certain Promissory Note issued by Parent to Buyer in principal amount of $1,000,000, dated October 11, 2007 (the “Parent Note”);

(b)  Assume the Assumed Liabilities; and

(c)  Shall pay and deliver to Parent the Excess Payment (if any) in accordance with Section 6 of this Agreement.

6.  Excess Payment. As a part of the consideration payable by Buyer to Parent for the T-LAN Units and the T-LAN Assets, and as further evidence of the Buyer Members that there should be no personal benefit to the Buyer Members from the transactions evidenced by this Agreement, upon any subsequent sale by Buyer of the T-LAN Units or the T-LAN Assets (without any representation or warranty that such subsequent sale will occur):

(a)  All proceeds from such subsequent sale (if any) will be used solely to pay and satisfy the Assumed Liabilities, together with reasonable Buyer transaction expenses, closing expenses, reasonable deferred wages to officers and employees, accounting fees, amounts properly payable to iBeam pursuant to Section 8 of this Agreement, Buyer accounting fees and legal fees payable to Carlile Patchen & Murphy LLP; and

(b)  All proceeds from such subsequent sale in excess of the cumulative total of the amounts listed in Section 6(a) (if any) will be paid to Parent, as and when such excess proceeds (if any) are received by T-LAN or Buyer, to facilitate payment and satisfaction by Parent of the Retained Liabilities (such excess amount, if any, the “Excess Payment”).

7.  Closing. The closing of the transactions provided for in this Agreement (the “Closing”) shall take place immediately on execution of this Agreement and completion by the Parties of the items set forth in Sections 7(a)-(3) below, or as soon as practicable after all federal securities requirements have been complied with thereafter. (The date of last such item to occur is referred to herein as the “Closing Date.”) The Closing shall be completed as follows:

(a)  Authorizations. Buyer and Parent each shall deliver to each other, duly-authorized written resolutions or approvals issued by the Directors of Parent and the Managers of Buyer, in a form reasonably requested by each such Party, duly authorizing the execution and delivery by such entity of this Agreement and all documents to be executed and delivered by such entity as described in this Agreement, and the consummation of all actions and transactions required hereby and by such documents. Parent shall, as soon as practicable after the execution of this Agreement, deliver the written consent of a majority of the outstanding share ownership of Parent approving the transactions contemplated hereby, together with evidence of filing of all appropriate materials with the United States Securities & Exchange Commission, together with any other documents or materials reasonably requested by Buyer relative to approval of the transactions evidenced by this Agreement.

(b)  Parent Transaction Documents. Parent shall execute and deliver to Buyer: (i) a Unit Transfer Certificate in the form attached hereto as Exhibit B, conveying and assigning to Buyer all of the T-LAN Units; (ii) the Assignment and Assumption Agreement; and (iii) any and all other documents reasonably necessary to complete the sale and transfer to Buyer of the T-LAN Units and the T-LAN Assets, which documents shall in all respects be in such form as may be reasonably required by Buyer.

(c)  Buyer Transaction Documents. Buyer shall execute and/or deliver to Seller: (i) the cancelled Parent Note; (ii) the Assignment and Assumption Agreement; and (iii) any and all other documents reasonably necessary to complete the sale and transfer to Buyer of the Assets.

(d)  Officer/Directors’ Transaction Documents. All of the Officer/Directors shall execute or have executed and deliver to Parent: (i) resignations from their respective positions as Officers and Directors of Parent, effective as of 12:01 AM on the Closing Date; (ii) agreements to forfeit Officer/Directors’ options, warrants, or convertible features of any debt in the Company; and (iii) agreements to forfeit options, warrants, or convertible features of any debt in the Company held by employees of T-LAN or the Company assigned to T-LAN operations.

(e)  Other Documents.The Parties shall execute and deliver, or cause to be executed and delivered, all such other instruments and documents as may be necessary or reasonably appropriate to consummate the transactions contemplated by this Agreement.

8.  iBeam Support Obligation. As a material inducement to Buyer to enter into the transactions contemplated by this Agreement, from and after Closing, iBeam shall provide support services at such times as are reasonably requested by T-LAN or Buyer, and shall invoice T-LAN and receive payment for such services in the ordinary course of business and consistent with past practices. iBeam shall accrue amounts payable from T-LAN or Buyer for such services, but neither of them shall have any obligation to pay for such services until 45 days after the Closing Date.

9.  Indemnification.

(a)  Parent shall indemnify and hold Buyer and its members, managers, officers, directors, successors and permitted assigns (collectively, “Buyer Indemnified Parties”) harmless against and from any and all liabilities, obligations, assessments, suits, actions, proceedings, claims or demands, and any judgments, damages, losses, (any or all of the foregoing being hereinafter referred to as “Claims”), to which any of the Buyer Indemnified Parties may become subject, insofar as such Claims, or actions in respect thereof, arise out of or are based upon the Retained Liabilities, or the approval and completion by any of them (acting as directors or officers of Parent) of the transactions provided for in this Agreement

(b)  Buyer shall indemnify and hold Parent, its members, officers, managers, successors and permitted assigns (collectively, “Parent Indemnified Parties”) harmless against and from any and all Claims to which any of the Parent Indemnified Parties may become subject, insofar as such Claims, or actions in respect thereof, arise out of or are based upon any of the Assumed Liabilities.

10.  Representations and Warranties of Parent. Parent represents and warrants to Buyer that the following representations and warranties (“Representations”) are true and correct as of the date hereof and shall also be true and correct as of date of the Closing:

(a)  Parent. Parent is a corporation, duly organized and validly existing and in good standing under the laws of the State of Nevada. The board of directors and shareholders of Parent have approved the transactions reflected in this Agreement, and the board of directors of Parent has approved the execution, delivery and the performance of this Agreement and has authorized and directed Parent to execute, deliver and perform this Agreement in accordance with the terms hereof.

(b)  Free and Clear. Parent has good marketable title to all of the T-LAN Units and all of the T-LAN Assets, free and clear of all mortgages, conditional sales agreements, charges, pledges, security interests, restrictions, liens, encumbrances or other charges of any kind or nature whatsoever, including without limitation, any liens represented by financing statements (or, if any financing statements do exist, they shall be terminated on or in connection with the Closing at Buyer’s request), and excepting from such representation and warranty, the Assumed Liabilities.

(c)  Lawsuits.There are no legal, quasi-judicial or administrative actions, suits or proceedings of any kind or nature now pending or threatened before any court or administrative body which may adversely affect the power or authority of Parent to carry out the transactions to be performed by Parent hereunder.

(d)  Accuracy. No representation nor any Exhibit or Schedule attached hereto, to the best of Parent’s knowledge, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not materially misleading.

11.  Representations and Warranties of Buyer. Buyer represents and warrants to Parent that the following statements and representations are true and correct as of the date hereof and shall also be true and correct on the Closing Date:

(a)  Buyer. Buyer is a limited liability company duly organized, existing and in full force and effect under the laws of the State of Nevada and is duly authorized to carry on its business and to own and lease its properties as and in the place where such properties are now owned, leased or operated. Buyer has all the requisite power and authority to own all of its assets, to carry on its business as now conducted, to enter into this Agreement, to perform all terms of this Agreement and under the Assignment and Assumption Agreement and ancillary documents referenced herein, and to perform all terms hereof and thereof.

(b)  Authorization. The managers of Buyer have approved the execution, delivery and the performance of this Agreement and have authorized and directed the Buyer to execute, deliver and perform this Agreement in accordance with the terms hereof.

(c)  Accuracy.No representation of Buyer in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not materially misleading.

12.  Notices. Any notice, communication, request, reply or advice in this Agreement provided or permitted to be given, made or accepted by any Party to the other shall be in writing and shall be given or be served (a) by depositing the same in the United States mail, postage paid and registered or certified and addressed to the Party to be notified, with return receipt requested, or (b) by delivering the same in person to such Party or, if applicable, to an officer or manager of such Party. Notice deposited in the mail, delivered to the regular offices of either of the Parties (as same may be communicated in writing from time to time) in the manner hereinabove described shall be effective, unless otherwise stated in this Agreement, three days after the date it is so deposited. Notice given by personal delivery shall be effective upon delivery.

13.  Headings.Section or other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

14.  Additional Assurances. The Parties shall prepare, execute and deliver such other documents, instruments or agreements after the Closing as may be or become necessary or appropriate to further implement the intent or terms of this Agreement.

15.  Governing Law. This Agreement and the rights of the Parties shall be governed by the laws of the State of Ohio, without regard to its conflict of laws provisions.

16.  Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

17.  Assignment.Neither Seller nor Buyer shall assign this Agreement or any interest therein.

18.  Entire Agreement. This Agreement, together with the instruments delivered hereunder, constitute the entire agreement among the Parties with respect to the subject matters hereof and thereof, and supersede all prior agreements and understandings, written or oral, among the Parties with respect to such subject matters.

19.  Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators, successors and permitted assigns of the Parties hereto.

20.  Interpretation and Construction.The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable. This Agreement or any section thereof shall not be construed against any Party due to the fact that said Agreement or any section thereof was drafted by said Party. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

21.  Schedules and Exhibits.All Schedules and Exhibits (including all duly authorized substitutions and replacements therefor) referred to in, and attached to, this Agreement hereby are incorporated in this Agreement by reference.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the day and year first above written.

BUYER:

INTERIM SUPPORT, LLC

By:	/s/ Laurence E. Sturtz
Laurence E. Sturtz
Authorized Representative

DIRECTORS:
[Solely as to Section 7(d)]

/s/ Laurence E. Sturtz
Laurence E. Sturtz

/s/ Andrew Panos
Andrew Panos

/s/ John Perez
John Perez

/s/ James Ginter
James Ginter

/s/ Val Warhaft
Val Warhaft

MICHAEL GUIRLINGER:
[Solely as to Section 7(d)]

/s/ Michael Guirlinger
Michael Guirlinger

PARENT:iBEAM:

LANGUAGE ACCESS NETWORK, INC.		iBEAM SOLUTIONS, LLC

By:	/s/ Michael Guirlinger	By:
CEO/CFO

EXHIBIT A

ASSSIGNMENT & ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is entered into as of January 14, 2008, by and between LANGUAGE ACCESS NETWORK, INC., a Nevada corporation (“Parent”), and INTERIM SUPPORT, LLC, a Nevada limited liability company (“Buyer”).

BACKGROUND INFORMATION

I. Buyer and Parent have entered into an Acquisition Agreement of even date herewith (the “Acquisition Agreement”), pursuant to which Parent has agreed to assign, transfer and deliver to Buyer certain T-LAN Units and T-LAN Assets (as defined in the Acquisition Agreement), used or held for use by Parent and/or T-LAN in connection with the conduct of the business of T-LAN.

II. In connection with the transfer of the T-LAN Units and the T-LAN Assets to Buyer, Buyer has agreed to assume certain liabilities associated with and relating to T-LAN as described and defined in Section 2 of the Acquisition Agreement (the “Assumed Liabilities”).

STATEMENT OF AGREEMENT

THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Buyer and Parent hereby agree as follows:

1. Assignment of Assets. Parent hereby irrevocably transfers, conveys, assigns and delivers to Buyer all of Parent’s right, title and interest in and to the T-LAN Assets, free and clear of all claims, liens and encumbrances, other than the Assumed Liabilities.

TO HAVE AND TO HOLD THE SAME, FOREVER.

At any time or from time to time after the date hereof, at Buyer’s request and without further consideration, Parent shall execute and deliver to Buyer such other instruments of transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Buyer may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign the T-LAN Assets to Buyer.

2. Assumption of Liabilities. Buyer hereby accepts the assignment of the T-LAN Assets and undertakes and agrees from and after the date hereof, to assume and to pay, perform and discharge when due all of the Assumed Liabilities

Nothing contained herein shall require Buyer to pay or discharge any debts or obligations expressly assumed hereby so long as Buyer shall in good faith contest or cause to be contested the amount or validity thereof. Notwithstanding, Buyer agrees to indemnify Parent as provided in Section 9 of the Acquisition Agreement and defend Parent in the event Buyer contests the amount or validity of any of the Assumed Liabilities for whatever reason. Other than as specifically stated above or in the Acquisition Agreement, Buyer assumes no debt, liability or obligation of Parent by this Agreement (including without limitation, the Retained Liabilities defined and described in Section 3 of the Acquisition Agreement), and it is expressly understood and agreed that all debts, liabilities and obligations not assumed hereby by Buyer shall remain the sole obligation of Parent, its affiliates, successors and assigns.

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Agreement on the day and year first above written.

BUYER:

INTERIM SUPPORT, LLC

By:	/s/ Laurence E. Sturtz
Laurence E. Sturtz
Title:	Manager

By:	/s/ Michael Guirlinger
Michael Guirlinger
Title:	CEO/CFO

PARENT:

LANGUAGE ACCESS NETWORK, INC.

By:	/s/ Michael Guirlinger
Michael Guirlinger
Title:	CEO/CFO

EXHIBIT B

UNIT TRANSFER CERTIFICATE

LANGUAGE ACCESS NETWORK, LLC

UNIT TRANSFER

FOR VALUE RECEIVED, LANGUAGE ACCESS NETWORK, INC., a Nevada corporation, hereby transfers 100% of the Units of Membership Interest in and to Language Access Network, LLC, an Ohio limited liability company, Interim Support, LLC, a Nevada limited liability company and hereby waives any and all restrictions on transfer or other requirements provided for in any operating agreement, bylaws, the Articles of Organization of T-LAN, other documents or agreements (oral or written) or pursuant to the Ohio Limited Liability Companies Act, with respect to the transfer evidenced hereby.

Dated January 15, 2008

LANGUAGE ACCESS NETWORK, INC.

By:	/s/ Michael Guirlinger
Michael Guirlinger
Title:	CEO/CFO